EXHIBIT 5

June 3, 2005

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

Re:	Registration Statement on Form S-8 Relating to the Independent Bank Corporation Long-Term Incentive Plan, as Amended (the "Plan")

Gentlemen:

        With respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Independent Bank Corporation, a Michigan corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this opinion, for the purpose of registering under the Securities Act of 1933, as amended, an additional 750,000 shares of the Company’s common stock, par value $1.00 per share, for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 750,000 shares covered by the Registration Statement, when issued pursuant to the Plan, at the prices described in the Registration Statement but not less than the par value thereof, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued, and outstanding, and will be fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Sincerely,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP